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                                                                    EXHIBIT 23





                          INDEPENDENT AUDITORS' CONSENT


GAINSCO, INC. 401(k) Plan
     Administrative Committee:


We consent to the incorporation by reference in the registration statements (No. 33-48634 and No. 33-37070) on Form S-8 of GAINSCO, INC. of our report dated May 25, 2001 relating to the statements of net assets available for benefits of the GAINSCO, INC. 401(k) Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits and related schedules for the years then ended, which report appears in the December 31, 2000 annual report on Form 11-K of the GAINSCO, INC. 401(k) Plan.



                                                /s/ KPMG LLP



Dallas, Texas
June 27, 2001